Exhibit 3.4

CERTIFICATE OF FORMATION

OF

Corpus Christi Liquefaction, LLC

This Certificate of Formation has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1. Name. The name of the Company is: Corpus Christi Liquefaction, LLC.

2. Registered Office, Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act is:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 8th day of September, 2011.

/s/ Meg A. Gentle
Name: Meg A. Gentle
Authorized Person